Exhibit 4.31

ATHENS, 16/04/2020

EUROSEAS LTD
40, Agiou Konstantinou Str.
GR 15124, Marousi
Attn: Mr A. Pittas / Mr. T. Aslidis

RE: SWAP TRANSACTION

Our Ref: 20295-21787

The purpose of this confirmation is to confirm the terms and conditions of the Swap Transaction entered into between EUROBANK SA/ATHENS (“Party A”) and EUROSEAS LTD (“Party B”) on the Trade Date specified below (The Swap Transaction).
The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
This Confirmation constitutes a “Confirmation” as referred to in , and supplements, forms part of and is subject to the 1SDA Master Agreement dated as of July 10, 2008 , as amended and supplemented from time to time (the “Agreement”), between EUROBANK SA (“Party A”) and EUROSEAS LTD (“Party B”). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.
THE TERMS OF THE PARTICULAR TRANSACTION TO WHICH THIS CONFIRMATION RELATES ARE A FOLLOWS:
Trade Date:	16/04/2020

Effective Date:	24/04/2020

Termination Date:	24/04/2025, subject to adjustment in accordance with the Modified Following Business Day Convention.

FIXED AMOUNTS:

Fixed Rate Payer:	Party B

Fixed Rate Payer Currency Amount:	USD 30,000,000.00 as set forth in Schedule

Transaction fee:	In relation to each Calculation Period, 0.13% of the Notional Amount for such Calculation Period, embedded in the Fixed Rate. The total Transaction fee in respect of the Transaction is USD 197,816.65.

Fixed Rate Payer Payment Dates:
Quarterly, commencing on 24/07/2020 up to and including the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention and there will be an adjustment to the Calculation Period.

Initial Calculation Period:	From and including 24/04/2020 to and excluding 24/07/2020.

Fixed Rate:	0.7800000 PERCENT

Fixed Rate Day Count Fraction:	ACT/360

Business Days for Payment Date is:	New York, London and Athens Settlement Days

FLOATING AMOUNTS:

Floating Rate Payer:	Party A

Floating Rate Payer Currency Amount:	USD 30,000,000.00 as set forth in Schedule

Floating Rate Payer Payment Dates:
Quarterly, commencing on 24/0712020 up to and including the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention and there will be an adjustment to the Calculation Period.

Floor Rate:
From 24/04,2020 up to and including 24/04.2025, 0.00000 PERCENT, in the event that the Relevant Rate determined in respect of a Calculation Period is less than 0.00% the Floating Rate for such Calculation Period shall be 0.00%

Initial Calculation Period	From and including 24/04/2020 to and excluding 24/07/2020.

Floating Rate Option	USD-LIBOR-BBA

Designated Maturity	3 MONTHS

Spread	0.0000 bps

Floating Rate Day Count Fraction	ACT/360

Reset Dates	The First Date of each Calculation Period

Business Days for Payment Dates is:	London, New York and Athens Settlement Days

Account Details

Account(s) for payments to	00260029211200236674
EUROBANK SA:

Account(s) for payments to	0026002921 1200236674
Party B:

Offices:
(a) The Office of EUROBANK SA for the Swap Transaction is: 8, Othonos Str. GR 105 57 Athens
(b) The Office of Party B for the Swap Transaction is: 40, Agiou Konstantinou Str. GR 15124, Marousi
REPRESENTATIONS:
Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):
(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.
(b) Assessment and Understanding. It is capable of assessing the merits of an understanding (on its own behalf or through independent professional advice) and understands and accepts the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.
(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

EUROBANK SA

By:

Confirmed as of the Date first above written:

By:	/s/ Aristides J. Pittas
Name:	Aristides J. Pittas
Title:

/s/ Stefania Karmiri
Stefania Karmiri

PAYMENT SCHEDULE FOR Party A

Notional Amount USD	Calculation Period		Payment Date
	Start Date	End Date
30,000,000.00	24/04/2020	24/07/2020	24/07/2020
30,000,000.00	24/07/2020	26/10/2020	26/10/2020
30,000,000.00	26/10/2020	25/01/2021	25/01/2021
30,000,000.00	25/01/2021	26/04/2021	26/04/2021
30,000,000.00	26/04/2021	26/07/2021	26/07/2021
30,000,000.00	26/07/2021	25/10/2021	25/10/2021
30,000,000.00	25/10/2021	24/01/2022	24/01/2022
30,000,000.00	24/01/2022	26/04/2022	26/04/2022
30,000,000.00	26/04/2022	25/07/2022	25/07/2022
30,000,000.00	25/07/2022	24/10/2022	24/10/2022
30,000,000.00	24/10/2022	24/01/2023	24/01/2023
30,000,000.00	24/01/2023	24/04/2023	24/04/2023
30,000,000.00	24/04/2023	24/07/2023	24/07/2023
30,000,000.00	24/07/2023	24/10/2023	24/10/2023
30,000,000.00	24/10/2023	24/01/2024	24/01/2024
30,000,000.00	24/01/2024	24/04/2024	24/04/2024
30,000,000.00	24/04/2024	24/07/2024	24/07/2024
30,000,000.00	24/07/2024	24/10/2024	24/10/2024
30,000,000.00	24/10/2024	24/01/2025	24/01/2025
30,000,000.00	24/01/2025	24/04/2025	24/04/2025

PAYMENT SCHEDULE FOR Party B
Notional Amount USD	Calculation Period		Payment Date	Fixed Rate %
	Start Date	End Date
30,000,000.00	24/04/2020	24/07/2020	24/07/2020	0.78000
30,000,000.00	24/07/2020	26/10/2020	26/10/2020	0.78000
30,000,000.00	26/10/2020	25/01/2021	25/01/2021	0.78000
30,000,000.00	25/01/2021	26/04/2021	26/04/2021	0.78000
30,000,000.00	26/04/2021	26/07/2021	26/07/2021	0.78000
30,000,000.00	26/07/2021	25/10/2021	25/10/2021	0.78000
30,000,000.00	25/10/2021	24/01/2022	24/01/2022	0.78000
30,000,000.00	24/01/2022	26/04/2022	26/04/2022	0.78000
30,000,000.00	26/04/2022	25/07/2022	25/07/2022	0.78000
30,000,000.00	25/07/2022	24/10/2022	24/10/2022	0.78000
30,000,000.00	24/10/2022	24/01/2023	24/01/2023	0.78000
30,000,000.00	24/01/2023	24/04/2023	24/04/2023	0.78000
30,000,000.00	24/04/2023	24/07/2023	24/07/2023	0.78000
30,000,000.00	24/07/2023	24/10/2023	24/10/2023	0.78000
30,000,000.00	24/10/2023	24/01/2024	24/01/2024	0.78000
30,000,000.00	24/01/2024	24/04/2024	24/04/2024	0.78000
30,000,000.00	24/04/2024	24/07/2024	24/07/2024	0.78000
30,000,000.00	24/07/2024	24/10/2024	24/10/2024	0.78000
30,000,000.00	24/10/2024	24/01/2025	24/01/2025	0.78000
30,000,000.00	24/01/2025	24/04/2025	24/04/2025	0.78000